Registration No. 333-204354

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Press Ganey Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0259496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Edgewater Place

Suite 500

Wakefield, Massachusetts 01880

(781)295-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PRESS GANEY HOLDINGS, INC.

2015 INCENTIVE AWARD PLAN

(Full title of the plan)

Patrick T. Ryan

Chief Executive Officer

Press Ganey Holdings, Inc.

401 Edgewater Place

Suite 500

Wakefield, Massachusetts 01880

(781) 295-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Langdon Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 251-5000	Devin J. Anderson General Counsel and Corporate Secretary Press Ganey Holdings, Inc. 401 Edgewater Place Suite 500 Wakefield, Massachusetts 01880 (781) 295-5000	Patrick J. Naughton Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

On May 21, 2015, Press Ganey Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-204354) (the “Registration Statement”) registering 7,120,000 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”) to be issued to participants under the Company’s 2015 Incentive Award Plan (the “Plan”). The Company is no longer issuing securities under the Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to deregister all shares of Common Stock that were registered under the Registration Statement and remain unissued under the Plan.

On October 21, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 9, 2016 (the “Merger Agreement”), by and among the Company, Emerald TopCo, Inc., a Delaware corporation (“Parent”), and Emerald BidCo, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Parent completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement, in accordance with an undertaking made in the Registration Statement, and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Massachusetts on this 21st day of October, 2016.

PRESS GANEY HOLDINGS, INC.

By:	/s/ DEVIN J. ANDERSON
	Name:	Devin J. Anderson
	Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.